Exhibit 99.1

CVB Financial Corp.
701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release For Immediate Release	Contact: David A. Brager President and Chief Executive Officer (909) 980-4030
CVB Financial Corp. Announces Appointment of New Director

Ontario, CA, October 23, 2025 - CVB Financial Corp. (“CVBF”), the holding company for Citizens Business Bank (“the Bank”), is pleased to announce the appointment of Tim Stephens as a Director of CVBF. Mr. Stephens has also been appointed to the Board of Directors of the Bank. His addition increases the number of board members for both CVBF and the Bank from eight to nine.

“We are pleased to welcome Mr. Stephens to the Boards of CVBF and Citizens Business Bank,” said Hal W. Oswalt, Chairman of the Boards for CVBF and the Bank. “His extensive experience in financial services, information technology, risk management, and regulatory compliance will be a tremendous asset as we continue to grow and serve our clients with excellence.”

About Tim Stephens

Mr. Stephens is a seasoned financial executive with more than 33 years of experience in business and information technology. He retired from EY in 2024 after a distinguished 27-year career with the global professional services firm. At EY, he served as a global client service partner, leading high-performing teams and delivering strategic solutions across a range of industries.

Throughout his career, Mr. Stephens specialized in banking and capital markets, information technology, insurance, and asset management. He brings extensive regulatory experience in financial services, having worked closely with both federal and state regulators. His areas of expertise include internal audit, risk management, information security, and compliance.

Mr. Stephens holds a Master of Science in Accounting and a Bachelor of Science in Business Administration from the University of Colorado.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with greater than $15 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and three trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVBF, visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Safe Harbor

Certain matters set forth herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations, growth projections, and our future financial position and operating results. Words such as “will likely result, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will” and variations of these words and similar expressions help to identify these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, all the risk factors set forth in the Company’s public reports, including its Annual Report on Form 10-K for the year ended December 31, 2024, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

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